Exhibit 11.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated July 28, 2023, on the consolidated financial statements of Worthy Property Bonds, Inc. as of March 31, 2023 and 2022 and for the year ended March 31, 2023 and the period from April 9, 2021 to March 31, 2022 included in this Regulation A Offering Statement of Worthy Property Bonds, Inc., on Form 1-A/A, and to the reference to our firm under the heading “Experts”.

Assurance Dimensions

Margate, Florida

May 23, 2024